CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 16, 2010, relating to the financial statements and financial highlights which appear in the June 30, 2010 Annual Report to Shareholders of Invesco Equally-Weighted S&P 500 Fund, one of the funds constituting AIM Counselor Series Trust (Invesco Counselor Series Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Persons to Whom Invesco Provides Non-Public Portfolio Holdings on an Ongoing Basis” and “Other Service Providers” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
October 22, 2010